Exhibit 10.2

515 Galveston Drive
Redwood City, CA 94063
650.298.5300 Main
650.298.5481 Fax

May 12, 2008
Waverley Associates, Inc.
P.O. Box 2088
Menlo Park, CA 94026
Attn: Isaac Stein

Re:	Amendment of Consulting Agreement
Dear Isaac:
     This will confirm the agreement of Maxygen, Inc. (the “Company”) and Waverley Associates, Inc. (“Waverley”) to amend that certain Consulting Agreement, effective April 1, 2006 (the “Agreement”), between the Company and Waverley. All capitalized terms under this letter amendment shall have the same meanings as those ascribed in the Agreement.
     The Company and Waverley hereby amend the Agreement as follows:
1. Section 3 of the Agreement is hereby amended in its entirety to read as follows:
     “3. Term and Termination.
     3.1 The term of this Agreement will begin on the Effective Date and will continue in full force and effect for a period of twenty-four (24) months. This Agreement shall thereafter be automatically renewed for successive twelve (12) month terms, unless otherwise terminated (and/or extended) as provided in Sections 3.2 or 3.3 below (the “Term”).
     3.2 Either party may terminate this Agreement due to a material breach of this Agreement by the other party, which breach is not cured within sixty (60) days after written notice of such breach is provided by the non-breaching party to the breaching party.
     3.3 Either party may terminate this Agreement for any reason or no reason with twenty-four (24) months prior written notice of termination to the other party. For avoidance of doubt, in the event of such notice of termination is delivered by either party, this Agreement shall terminate twenty-four (24) months after the date of such notice and the automatic renewal of this Agreement pursuant to Section 3.1 shall no longer be effective.”

2. Except as expressly provided in this letter amendment, all terms and conditions of the Agreement shall remain unchanged, and during the successive term(s) of the Agreement the Consultant will continue to provide consulting services to the Company and its affiliates in accordance with such terms and conditions. This letter amendment replaces and supersedes in its entirety the letter amendment, dated December 10, 2007, between the Company and Waverley.

Yours sincerely,
/s/ Louis Lange
Louis Lange
Chairman of Maxygen Compensation Committee

UNDERSTOOD AND AGREED
BY WAVERLEY ASSOCIATES, INC.
Signature: /s/ Isaac Stein
Date: 5-27-08